Exhibit 3.1
ARTICLES OF INCORPORATION
OF
INNUITY WASHINGTON, INC.
ARTICLE 1 – NAME
     The name of this corporation is Innuity Washington, Inc.
ARTICLE 2 – DURATION
     This corporation is organized under the Washington Business Corporation Act (the “Act”) and shall have perpetual existence.
ARTICLE 3 – PURPOSE AND POWERS
     The purpose and powers of this corporation are as follows:
     3.1 To engage in any lawful business.
     3.2 To engage in any and all activities that, in the judgment of the Board of Directors, may at any time be incidental or conducive to the attainment of the foregoing purpose.
     3.3 To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.
ARTICLE 4 – CAPITAL STOCK
     4.1 Authorized Capital. The corporation shall have authority to issue Two Hundred Million (200,000,000) shares of capital stock, all shares of which will be common stock, $0.001 par value per share (the “Common Stock”).
     4.2 Common Stock. Common Stock has unlimited voting rights and is entitled to receive the net assets of this corporation upon dissolution. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the holders thereof are as follows:
          4.2.1 Dividend Rights. The holders of record of outstanding shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds of this corporation legally available therefor, such cash and other dividends as may be declared from time to time by the Board of Directors.
          4.2.2 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of this corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Common Stock shall be entitled to receive ratably, based on the total number of shares of Common Stock held by each, all the assets and funds of this corporation available for distribution to its shareholders, whether from capital or surplus.
          4.2.3 Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

     4.3 Issuance of Certificates. The Board of Directors shall have the authority to issue shares of the capital stock of this corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.
     4.4 No Cumulative Voting. Shareholders of this corporation shall not have the right to cumulate votes for the election of directors.
     4.5 No Preemptive Rights; Exception. No shareholder of this corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof.
     4.6 Quorum for Meeting of Shareholders. A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.
     4.7 Calling of Special Meeting of Shareholders. Special meetings of the shareholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board (if one be appointed) or the President. Special meetings may not be called by any other person or persons.
     4.8 Shareholder Voting on Extraordinary Actions. The vote of shareholders of this corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or dissolution of the corporation, shall be a majority of all of the votes entitled to be cast by each voting group entitled to vote thereon.
ARTICLE 5 – DIRECTORS
     5.1 Number of Directors. The number of directors of the corporation shall be not less than three nor more than nine, with the exact number to be fixed as provided in the Bylaws, and may be increased or decreased from time to time in the manner specified therein.
     5.2 Terms of Directors; Removal of Directors. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause if the number of votes cast in favor of removing such director (or the entire Board of Directors) exceeds the number of votes cast against removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     5.3 Authority of Board of Directors to Amend Bylaws. Subject to the limitation(s) of RCW 23B.10.210, and subject to the power of the shareholders of the corporation to change or repeal the Bylaws, the Board of Directors is expressly authorized to make, amend, or repeal the Bylaws of the corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.
     5.4 Indemnification of Directors, Officers, Employees and Agents. The capitalized terms in this Section 5.4 shall have the meanings set forth in RCW 23B.08.500.
          5.4.1 The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550, and 23B.08.560(2); provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.
          5.4.2 The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.
          5.4.3 If, after the effective date of this Section 5.4, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act.
          5.4.4 To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Section 5.4 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Section 5.4 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Section 5.4 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.
          5.4.5 If any provision of this Section 5.4 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Section 5.4, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.
     5.5 Limitation of Directors’ Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law, (ii)

conduct violating RCW 23B.08.310 (which involves distributions by the corporation), or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.
     5.6 Amendment; Repeal. Any amendment to or repeal of this Section 5 shall not adversely affect any right or protection of a director of this corporation with respect to any acts or omissions occurring prior to such amendment or repeal.
ARTICLE 6 – OTHER MATTERS
     6.1 Action by Shareholders without a Meeting. Any action that could be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by all the shareholders entitled to vote with respect to the subject matter thereof.
     6.2 Amendments to Articles of Incorporation. Except as otherwise provided in these Articles, as amended from time to time, the corporation reserves the right to amend, alter, change, or repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the corporation are subject to this reservation. A shareholder of the corporation does not have a vested property right resulting from any provision of these Articles of Incorporation.
     6.3 Initial Registered Agent and Office. The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:
Fairchild Record Search Ltd.
3400 Capitol Blvd. S.E., Suite 101
Tumwater, WA 98501-3308
     6.4 Incorporator. The incorporation is Kristi Darnell-Weichelt, who is over the age of eighteen, and whose address is DLA Piper LLP (US), 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104. The powers and liabilities of the incorporator shall terminate upon the issuance of shares, the commencement of business, or the holding of the organizational meeting, whichever occurs first
     6.5 Correction of Clerical Errors. The corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.
Dated as of November 21, 2008.

/s/ Kristi Darnell-Weichelt
Kristi Darnell-Weichelt, Incorporator

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